EXHIBIT 10.32

JONES APPAREL GROUP, INC.
DEFERRED COMPENSATION PLAN

Effective February 1, 2004

1. Purpose.

The purpose of the Jones Apparel Group, Inc. Deferred Compensation Plan is to provide a means whereby eligible employees of Jones Apparel Group, Inc. and its participating affiliated companies may elect to defer receipt of certain compensation that otherwise would be payable to them in cash until the earlier of retirement, termination of employment, disability, or death. The Plan is intended to be an unfunded deferred compensation arrangement for a select group of management or highly compensated employees.

2. Definitions.

(a) "Account" means the Deferred Compensation Account maintained for each Participant in accordance with Section 5.

(b) "Change-in-Control" means a Change-in-Control as described in Appendix A to this Plan.

(c) "Company" means Jones Apparel Group, Inc. or any successor company that adopts this Plan.

(d) "Compensation Deferral" means the amount of Eligible Compensation that a Participant elects to defer pursuant to Section 4.

(e) "Eligible Compensation" means such forms of compensation payable in cash as may be designated by the Plan Committee, from time to time, in its sole discretion, as eligible for deferral under this Plan. Eligible Compensation may include, but shall not be limited to, base salary, and any bonus compensation, payable to the Participant.

(f) "In-Service Distribution Date" means the date selected by the Participant for commencement of a scheduled in-service distribution pursuant to Section 7.

(g) "In-Service Distribution Sub-Account" means the sub-account established under a Participant's Account in connection with the Participant's election of a scheduled in-service distribution pursuant to Section 7.

(h) "Participant" means an eligible employee who elects to defer Eligible Compensation pursuant to the Plan.

(i) "Participating Employer" means Jones Apparel Group, Inc., and any of its participating affiliated companies, or any successor companies.

(j) "Plan" means the Jones Apparel Group, Inc. Deferred Compensation Plan as set forth in this document and as amended from time to time.

(k) "Plan Committee" means the committee designated by the Company's Board of Directors or its Chief Executive Officer to administer the Plan.

(l) "Retirement Date" means the date on which a Participant elects to retire having an attained age of 50 or greater, plus 10 years of employment by a Participating Employer.

3. Eligibility And Participation.

(a) Only employees who are designated by the Plan Committee shall be eligible to participate in the Plan.

(b) An employee shall only be a Participant eligible to have compensation deferred under this Plan while he or she is designated as an eligible employee by the Plan Committee. If an employee subsequently ceases to be a designated eligible employee after becoming a Participant, he or she shall remain a Participant for the other purposes of the Plan to the extent of any existing Account balance subject to Section 16(a) below.

4. Compensation Deferrals.

(a) Election to Defer Compensation. An eligible employee may elect to defer receipt of Eligible Compensation for a calendar year as follows:

(i) Base Salary. An election to defer receipt of base salary payable for a calendar year must be made no later than December 31 preceding that calendar year during which the Participant will perform services for a Participating Employer, which will entitle the Participant to receive compensation from a Participating Employer.

(ii) Bonus Compensation. An election to defer receipt of bonus compensation must be made no later than the earlier of (A) December 31 of the year to which such bonus compensation relates or (B) the last day prior to the date on which the amount of such bonus compensation first becomes definitely determinable and nonforfeitable.

Notwithstanding the foregoing, (i) an employee who is eligible to participate as of February 1, 2004 must make his or her election no later than March 1, 2004, and (ii) an employee who first becomes eligible to participate during a calendar year may make an election to defer receipt of compensation payable within thirty (30) days after he or she first becomes eligible to participate in the Plan, to be effective the first calendar month after such election.

(b) Amount of Deferral. A Participant may elect to defer receipt of up to 90% of his or her base salary payable for the calendar year and/or up to 90% of the bonus compensation payable for the calendar year, provided that

(i) the minimum amount of the deferral elected for the calendar year must be at least $5,000, and

(ii) the amount of the deferral elected for the calendar year cannot reduce the Participant's cash compensation payable for the calendar year below the amount necessary to satisfy applicable federal, state and local income and employment withholding taxes and any obligations to make benefit plan contributions.

(c) General Rules. An election to defer Eligible Compensation shall be made at the time, and in the form, manner, and in accordance with the notice requirements, prescribed by the Plan Committee. Except as otherwise provided in this Plan, the elections made by a Participant pursuant to this Section 4 are irrevocable.

(d) Modification or Revocation of Deferral Election of Participant. A Participant may not change the amount of his or her base salary deferrals during a calendar year. However, a Participant may discontinue a base salary deferral election at any time by filing such forms and subject to such limitations and restrictions as the Plan Committee may prescribe in its discretion. If approved by the Plan Committee, revocation shall take effect as of the first payroll period next following approval by the Plan Committee. If a Participant discontinues a base salary deferral election during a calendar year, he or she will not be permitted to elect to make base salary deferrals again until the next calendar year.

5. Deferred Compensation Accounts.

(a) The Company shall establish and maintain a separate memorandum account in the name of each Participant. Such account shall be credited or charged with (i) the amounts of Eligible Compensation deferred by the Participant, (ii) income, gains, losses, and expenses of investments deemed held in such account, and (iii) distributions from such account.

(b) The amount deferred by a Participant under Section 4 shall be credited to his or her Account on or about the date such Eligible Compensation otherwise would have been payable in cash to the Participant.

(c) A Participant's interest in his or her Account shall be fully vested and nonforfeitable at all times (except as otherwise provided in Section 16(e)).

6. Investment of Deferred Compensation Accounts.

(a) The amount credited to a Participant's Account shall be deemed to be invested and reinvested in life insurance, annuities, mutual funds, stocks, bonds, securities, and any other assets or investment vehicles, as may be selected by the Plan Committee in its sole discretion.

(b) A Participant may elect the manner in which his or her Account is deemed to be invested and reinvested among the deemed investment options selected by the Plan Committee. A Participant's investment election shall remain in effect until the Participant properly files a change of election with the Plan Committee. In the event that any Participant fails to make an election with respect to the investment of all or a portion of the balance in his or her account at any time, the Participant shall be deemed to have elected that such balance be deemed to be invested in a money market (or equivalent) fund and such assets shall remain in such investment fund until such time as the Participant directs otherwise.

(c) A Participant's investment direction (or any change in his or her investment direction) shall be made in the form, manner, and in accordance with the notice requirements, prescribed by the Plan Committee.

(d) A Participant, by electing to participate in this Plan, agrees on behalf of himself or herself and his or her designated beneficiaries, to assume all risk in connection with any increase or decrease in value of the investments which are deemed to be held in his or her account. Each Participant further agrees that the Plan Committee and the Employer shall not in any way be held liable for any investment decisions or for the failure to make any investments by the Plan Committee.

7. Scheduled Distributions Prior to Termination of Employment.

A Participant may elect to have Compensation Deferrals, and any earnings thereon, distributed at a specified date or dates prior to his or her termination of employment in accordance with the rules set forth in this Section 7.

(a) In-Service Distribution Date(s). A Participant may elect to have up to five (5) separate In-Service Distribution Dates with respect to amounts credited to his Account. The Participant may change or cancel an In-Service Distribution Date as follows:

(i) The change or cancellation of an In-Service Distribution Date must be submitted to the Plan Committee at least thirteen (13) months prior to the date being changed or cancelled.

(ii) An In-Service Distribution Date may be postponed once only to a later date that is at least thirteen (13) months after the original In-Service Distribution Date. An In-Service Distribution Date cannot be changed to an earlier date.

(iii) An In-Service Distribution Date may be cancelled regardless of whether such date previously was changed.

(b) In-Service Distribution Sub-Account. A separate In-Service Distribution Sub-Account will be established and maintained as part of the Participant's Account for each In-Service Distribution Date elected by the Participant. Such sub-account shall be credited or charged with (i) the amounts of Compensation Deferrals designated by the Participant to be distributed as of the In-Service Distribution Date, (ii) a portion of the income, gains, losses, and expenses of investments deemed held in the Participant's Account as allocated based on the Compensation Deferrals credited to such sub-account, and (iii) distributions from such sub-account.

(c) Designation of Compensation Deferrals. The Participant may allocate all or a portion of the Eligible Compensation to be deferred for each calendar year pursuant to Section 4 to one or more of the In-Service Distribution Sub-Accounts subject to the following rules:

(i) The allocation election must be made at the same time the Participant elects to defer the Eligible Compensation for the calendar year.

(ii) Compensation Deferrals made for a particular calendar year cannot be allocated to an In-Service Distribution Sub-Account with an In-Service Distribution Date earlier than five (5) calendar years after the calendar year in which the Eligible Compensation is deferred.

(iii) Compensation Deferrals allocated to an In-Service Distribution Sub-Account cannot later be reallocated to a different In-Service Distribution Sub-Account.

(iv) Except as otherwise provided in Section 8, if a Participant fails to make a distribution election under this Section 7, or does not allocate the full amount of the Compensation Deferrals for the calendar year to one or more In-Service Distribution Sub-Accounts, such Compensation Deferrals will be distributed in accordance with Section 9.

(d) Lump Sum or Installment Payment. The Participant may elect to have the balance credited to an In-Service Distribution Sub-Account distributed in a single lump sum payment, or in quarterly or annual installments over a period of two (2) to five (5) years, subject to the following rules:

(i) If the balance credited to the Participant's In-Service Distribution Sub-Account as of the In-Service Distribution Date is less than $25,000, payment will be made in a single lump distribution.

(ii) The Participant may change his or her distribution election for the In-Service Distribution Sub-Account by submitting a new election to the Plan Committee at least thirteen (13) months prior to the In-Service Distribution Date applicable to that sub-account.

(iii) If the Participant terminates employment prior to the commencement of a scheduled in-service distribution or before scheduled in-service distributions have been completed, then distribution will be made in accordance with the rules applying to distributions following termination of employment set forth in Section 9.

(iv) A lump sum distribution will be paid within the calendar month following the calendar month of the In-Service Distribution Date. Installment payments will commence within the first calendar month following the calendar month of the In-Service Distribution Date.

(v) The amount of a quarterly installment payment will be equal to one-fourth (1/4th) of the amount of an annual installment payment that would have been made from the Participant's In-Service Distribution Sub-Account for the calendar year.

(e) General Rules. An in-service distribution election shall be made in the form, manner, and in accordance with the notice requirements prescribed by the Plan Committee.

8. Other Distributions Prior to Termination of Employment.

A Participant may request that a distribution be made prior to his or her termination of employment at a date other than an In-Service Distribution Date in accordance with the rules set forth in this Section 8.

(a) Financial Hardship. The Plan Committee, in its sole discretion, may permit a hardship payment to be made to a Participant prior to termination of employment in the event of an "unforeseeable emergency". Withdrawals of amounts because of an unforeseeable emergency will be permitted to the extent reasonably needed to satisfy the emergency need.

For purposes of this paragraph (a), an "unforeseeable emergency" is a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Section 152(a) of the Internal Revenue Code) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved -

(i) Through reimbursement or compensation by insurance or otherwise;

(ii) By liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or

(iii) By cessation of deferrals under the Plan.

(b) Accelerated In-Service Distribution. A Participant may request a distribution of all or a portion of the balance of his or her Account at any time prior to his or her termination of employment in accordance with the following rules:

(i) The balance credited to the Participant's Account (as determined prior to the requested distribution) will be reduced by an amount equal to 10% of the amount of the requested distribution.

(ii) No Compensation Deferrals will be made on behalf of the Participant from the date on which the distribution is made until the end of the calendar year.

(iii) The distribution request shall be made in the form, manner, and in accordance with the notice requirements, prescribed by the Plan Committee.

9. Distributions Following Termination of Employment.

The balance credited to a Participant's Account shall be distributed following termination of his or her employment with all Participating Employers as follows:

(a) Termination of Employment Prior to Retirement Date. In the event that a Participant terminates employment for any reason other than death or becoming totally disabled (within the meaning of the Employer's long term disability insurance plan) prior to his or her Retirement Date, the balance credited to his or her Account will be distributed to the Participant in a single lump sum within the calendar month following the calendar month of the Participant's employment termination date.

(b) Termination of Employment At or After Retirement Date or By Reason of Death or Total Disability. In the event that a Participant terminates employment at or after his or her Retirement Date, or terminates employment prior to his or her Retirement Date by reason of his or her death or becoming totally disabled (within the meaning of the Employer's long term disability insurance plan), the balance credited to his or her Account will be distributed to the Participant (or his or her designated beneficiary) in accordance with the following rules:

(i) Unless the Participant elects otherwise, distribution will be made in a single lump sum payment within the calendar month following the calendar month of the Participant's employment termination date.

(ii) The Participant may elect to have the balance of his or her Account distributed in quarterly or annual installments over a period of up to fifteen (15) years commencing with the first calendar month following the calendar month of the Participant's employment termination date.

Notwithstanding the foregoing, if the balance credited to the Participant's Account as of the employment termination date is less than $50,000, then distribution will be made in a single lump sum payment within the calendar month following the calendar month of the Participant's employment termination date.

(iii) Elections under this Section 9(b) shall be made in the form, manner, and in accordance with the notice requirements prescribed by the Plan Committee. Such election shall be made at the time the Participant first elects to participate in this Plan; provided that the Participant may change his or her retirement distribution election by submitting a new election to the Plan Committee at least thirteen (13) months prior to his or her Retirement Date.

(iv) Upon request of (A) a Participant whose employment is terminated by reason of becoming totally disabled, or (B) a designated beneficiary following a Participant's death, the Plan Committee in its sole discretion may provide that the remaining balance in the Participant's Account will be distributed in a single lump payment.

10. Designated Beneficiary.

(a) A Participant may designate one or more beneficiaries to whom the unpaid balance of his or her Account shall be paid in the event of the Participant's death prior to receipt of all payments due under the Plan. The designation shall be made in the form, manner, and in accordance with the notice requirements, prescribed by the Plan Committee.

(b) A Participant may from time to time revoke or change his or her beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Plan Committee. The last designation received by the Plan Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Plan Committee prior to the Participant's death.

(c) If no beneficiary designation is in effect at the time of Participant's death or if the designated beneficiary is not living at the time of the Participant's death or shall die prior to complete distribution, then payments due thereafter shall be made to the Participant's estate.

11. Administration.

(a) Plan Committee. The Plan shall be administered by the Plan Committee. The Plan Committee shall have full authority and power to administer and construe the Plan, subject to applicable requirements of law. Without limiting the generality of the foregoing, the Plan Committee shall have the following powers and duties:

(i) To make and enforce such rules and regulations as it deems necessary or proper for the administration of the Plan;

(ii) To interpret the Plan and to decide all questions concerning the Plan;

(iii) To determine the eligibility of any person to participate in the Plan, and to determine the amount and the recipient of any payments to be made under the Plan;

(iv) To designate and value any investments deemed held in the Accounts;

(v) To appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan; and

(vi) To make all other determinations and to take all other steps necessary or advisable for the administration of the Plan.

All decisions made by the Plan Committee pursuant to the provisions of the Plan shall be made in its sole discretion and shall be final, conclusive, and binding upon all parties.

(b) Delegation of Duties. The Plan Committee may delegate such of its duties and may engage such experts and other persons as it deems appropriate in connection with administering the Plan. The Plan Committee shall be entitled to rely conclusively upon, and shall be fully protected in any action taken by the Plan Committee, in good faith in reliance upon any opinions or reports furnished to it by any such experts or other persons.

(c) Expenses. All expenses incurred prior to the termination of the Plan that shall arise in connection with the administration of the Plan, including, without limitation, administrative expenses and compensation and other expenses and charges of any actuary, counsel, accountant, specialist, or other person who shall be employed by the Plan Committee in connection with the administration of the Plan shall be paid by the Participating Employers, or at the discretion of the Plan Committee, shall be charged against such assets as are deemed to be investments under the Plan pursuant to Section 6.

(d) Indemnification of Plan Committee. The Participating Employers agree to indemnify and to defend to the fullest extent permitted by law any person serving as a member of the Plan Committee, and each employee of a Participating Employer or any of their affiliated companies appointed by the Plan Committee to carry out duties under this Plan, against all liabilities, damages, costs and expenses (including attorneys' fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

(e) Liability. To the extent permitted by law, neither the Plan Committee nor any other person shall incur any liability for any acts or for any failure to act except for liability arising out of such person's own willful misconduct or willful breach of the Plan.

12. Appeals Procedure.

(a) The Plan Committee shall approve or wholly or partially deny all claims for benefits under the Plan within a reasonable period of time after all required documentation has been furnished to the Plan Committee.

(b) If a claim is wholly or partially denied, the Plan Committee shall provide the claimant with written notice setting forth the specific reasons for the denial, making reference to the pertinent provisions of the Plan or the Plan documents on which the denial is based; describe any additional material or information that should be received before the claim may be acted upon favorably, and explain why such material or information, if any, is needed; and inform the person making the claim of his or her right pursuant to this Section to request review of the decision by the Plan Committee.

(c) A claimant shall have the right to request a review of the decision denying the claim. Such request must be made by filing a written application for review with the Plan Committee no later than sixty (60) days after receipt by the claimant of written notice of the denial of his or her claim. The claimant may review pertinent Plan documents and shall submit such written comments and other information which he or she wishes the Plan Committee to consider in connection with his or her claim.

(d) The Plan Committee may hold any hearing or conduct any independent investigation which it deems necessary to render its decision on review. Such decision shall be made as soon as practicable after the Plan Committee receives the request for review. Written notice of the decision on review shall be promptly furnished to the claimant and shall include specific reasons for the decision.

(e) For all purposes under the Plan, decisions on claims (where no review is requested) and decisions on review (where review is requested) shall be final, binding and conclusive on all interested persons.

13. Amendment or Termination of the Plan.

(a) The Plan Committee may, in its sole discretion, terminate, suspend or amend this Plan at any time or from time to time, in whole or in part, with respect to any Participants or beneficiaries whether or not payments have commenced to such Participants or beneficiaries. Notwithstanding the foregoing, no amendment, termination, or suspension of the Plan will affect a Participant's right to receive amounts previously deferred under the Plan.

(b) In the event the Plan is terminated, the Plan Committee shall distribute the remaining amounts in Participants' Accounts at such times and in such ways as the Plan Committee, in its sole discretion, may deem appropriate.

14. Unfunded Plan; Change-in-Control.

(a) Nothing in this Plan shall be construed as giving any Participant, or his or her legal representative or designated beneficiary, any claim against any specific assets of the Company or any of its affiliated companies or as imposing any trustee relationship upon the Company or any of its affiliated companies in respect of the Participant. The Participating Employers shall not be required to segregate any assets in order to provide for the satisfaction of the obligations hereunder. Investments deemed held in the Accounts shall continue to be a part of the general funds of the applicable Participating Employers, and no individual or entity other than the Participating Employer shall have any interest whatsoever in such funds. If and to the extent that the Participant or his or her legal representative or designated beneficiary acquires a right to receive any payment pursuant to this Plan, such right shall be no greater than the right of an unsecured general creditor of the applicable Participating Employer.

(b) Except as set forth in paragraph (c) below, the Company in its sole discretion may establish a trust for the purpose of providing funds for the payment of the amounts credited to Participants under the Plan. Such trust shall be an irrevocable grantor trust containing provisions which are the same as, or are similar to, the provisions contained in the model "rabbi trust" set forth in Internal Revenue Service Revenue Procedure 92-64. The Company shall pay all costs relating to the establishment and maintenance of the trust and the investment of funds held in such trust.

(c) In the event of a Change-in-Control, the Company shall take the following actions:

(i) The Company shall establish a trust as described in paragraph (b) above if such trust has not yet been established.

(ii) The Company shall, as soon as possible, but in no event later than five (5) business days following a Change-in-Control, make an irrevocable contribution to the Trust in an amount that is sufficient to pay the total amount credited to all Accounts under the Plan as of the date of the Change-in-Control.

15. Benefits Non-Assignable.

Benefits under the Plan may not be anticipated, assigned or alienated, and will not be subject to claims of a Participant's creditors by any process whatsoever, except as specifically provided in this Plan or by the Plan Committee in its sole discretion.

16. Miscellaneous Provisions.

(a) Top-Hat Status. Notwithstanding any provision of the Plan to the contrary, if the Plan Committee determines that participation in the Plan by any one or more Participants shall cause the Plan to be subject to Parts 2, 3 or 4 of Title I of ERISA, the entire interest of such Participant or Participants under the Plan shall be immediately paid to such Participant or Participants by the Participating Employer, or shall otherwise be segregated from the Plan in the discretion of the Plan Committee, and such Participant or Participants shall cease to have any interest under the Plan.

(b) Right to Withhold Taxes. The Participating Employers shall have the right to withhold such amounts from any payment under this Plan as it determines necessary to fulfill any federal, state, or local wage or Eligible Compensation withholding requirements.

(c) No Right to Continued Employment. Neither the Plan, nor any action taken under the Plan, shall confer upon any Participant any right to continuance of employment by the Company or any of its affiliated companies nor shall it interfere in any way with the right of the Company or any of its affiliated companies to terminate any Participant's employment at any time.

(d) Mental or Physical Incompetency. If the Plan Committee determines that any person entitled to payments under the Plan is incompetent by reason of physical or mental disability, as established by a court of competent jurisdiction, the Plan Committee may cause all payments thereafter becoming due to such person to be made to any other person for his or her benefit, without responsibility to follow the application of amounts so paid. Payments made pursuant to this Section shall completely discharge the Plan Committee and the Employer.

(e) Unclaimed Benefit. Each Participant shall keep the Plan Committee informed in writing of his or her current address and the current address of his or her beneficiary. The Plan Committee shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Plan Committee within three (3) years after the date on which payment of the Participant's Account may first be made, payment may be made as though the Participant had died at the end of the three (3) year period. If, within one additional year after such three (3) year period has elapsed, or, within three years after the actual death of a Participant, the Plan Committee is unable to locate any designated beneficiary of the Participant, then the Employer shall have no further obligation to pay any benefit hereunder to such Participant or beneficiary or any other person and such benefit shall be irrevocably forfeited.

(f) Suspension of Payments. If any controversy, doubt or disagreement should arise as to the person to whom any distribution or payment should be made, the Plan Committee, in its discretion, may, without any liability whatsoever, retain the funds involved or the sum in question pending settlement or resolution to the Plan Committee's satisfaction of the matter, or pending a final adjudication by a court of competent jurisdiction.

(g) Governing Laws. The provisions of the Plan shall be construed, administered and enforced according to applicable Federal law and the laws of Commonwealth of Pennsylvania.

(h) Severability. The provisions of the Plan are severable. If any provision of the Plan is deemed legally or factually invalid or unenforceable to any extent or in any application, then the remainder of the provision and the Plan, except to such extent or in such application, shall not be affected, and each and every provision of the Plan shall be valid and enforceable to the fullest extent and in the broadest application permitted by law.

(i) No Other Agreements or Understandings. This Plan represents the sole agreement between the Participating Employers and Participants concerning its subject matter, and it supersedes all prior agreements, arrangements, understandings, warranties, representations, and statements between or among the parties concerning its subject matter.

Appendix A

Change-in-Control

For purposes of this Plan, the term "Change-in-Control" shall mean an event or series of events that results in

(a) a person, partnership, joint venture, corporation or other entity, or two or more of any of the foregoing acting as a "person" within the meaning of Sections 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than the Company, a majority-owned subsidiary of the Company or an employee benefit plan of the Company or such subsidiary (or such plan's related trust), become(s) the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of 20% or more of the then outstanding voting stock of the Company;

(b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Company's Board of Directors (together with any new director whose election by the Company's Board or whose nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; or

(c) all or substantially all of the business of the Company is disposed of pursuant to a merger, consolidation or other transaction in which the Company is not the surviving corporation or the Company combines with another company and is the surviving corporation (unless the shareholders of the Company immediately following such merger, consolidation, combination, or other transaction beneficially own, directly or indirectly, more than 50% of the aggregate voting stock or other ownership interests of (x) the entity or entities, if any, that succeed to the business of the Company or (y) the combined company).